Exhibit 5.1
Dr. Zsolt Szita Law Office
H-1015 Budapest, Donáti u. 38. A lh. II. 4.
Phone: +361 787-5489; Fax: +361 784-6782
e-mail: szitadr@t-online.hu
January 29, 2010
Our Ref.:
To:
CITIGROUP GLOBAL MARKETS INC.
DEUTSCHE BANK SECURITIES INC.
as Underwriters
(as named in the Pricing Agreement referred to below)
Re:
REPUBLIC OF HUNGARY -
USD 2,000,000,000 6.250%
Notes due January 29, 2020
Dear Sirs,
In our capacity as Hungarian legal advisers to the Government Debt Management Agency Private Company Limited by Shares of the Republic of Hungary (the “Republic”), we have advised the Republic in connection with the issuance and sale by the Republic to the underwriters (the “Underwriters”) named in Schedule I to the Pricing Agreement dated January 26, 2010 (the “Pricing Agreement”), under the Underwriting Agreement dated January 26, 2010 (the “Underwriting Agreement”), between the Republic and the Underwriters of USD 2,000,000,000 aggregate principal amount of the Republic’s 6.250% Notes due 2020 (the “Debt Securities”) to be issued pursuant to the provisions of a Fiscal Agency Agreement, dated as of January 29, 2010 (the “Fiscal Agency Agreement”), between the Republic and Citibank, N.A. as fiscal agent, paying agent and registrar.
Our opinion set forth herein is being delivered to you pursuant to Section 7(c) of the Underwriting Agreement.
For the purposes of giving this opinion we have examined the following documents (hereinafter referred to as “Documents”):
a)	the Registration Statement filed on May 4, 2006 (file number 333-131950) with the Securities and Exchange Commission (the “Commission’”), as amended by its Post-Effective Amendment No. 1 filed with the Commission on November 29, 2007, which includes a prospectus, relating to the Debt Securities, such prospectus, as amended or supplemented to the date hereof, is hereinafter referred to as the “Base Prospectus”;

b)	the Preliminary Prospectus Supplement dated January 25, 2010 relating to the Debt Securities (the “Preliminary Prospectus Supplement”);

c)	the Prospectus Supplement dated January 26, 2010 relating to the Debt Securities (the “Prospectus Supplement”);

d)	an executed copy of the Underwriting Agreement;

Dr. Zsolt Szita Law Office
H-1015 Budapest, Donáti u. 38. A lh. II. 4.
Phone: +361 787-5489; Fax: +361 784-6782
e-mail: szitadr@t-online.hu
e)	an executed copy of the Pricing Agreement;

f)	an executed copy of the Fiscal Agency Agreement;

g)	section 3 of Act No. CXXX of 2009 on the Budget of the Republic of Hungary for the year 2010 (the “Budget Act”); and

h)	power of attorney executed by Mr. Péter Oszkó, Minister of Finance being the Minister Responsible for Public Finances of the Republic of Hungary to Mr. Ferenc Szarvas, Chief Executive Officer of Government Debt Management Agency Private Company Limited by Shares of the Republic of Hungary dated January 26, 2010 and the specimen signature of Mr. Ferenc Szarvas attached thereto.
We have also examined such other documents and considered such questions of law as we have deemed necessary or appropriate for the purpose of this opinion.
Terms and expressions defined in the Underwriting Agreement or the Fiscal Agency Agreement (including by reference to any other document) shall, in the absence of contrary intention and unless otherwise defined, have the same respective meanings in this opinion.
This opinion relates only to Hungarian law as currently applied by Hungarian courts at the date of this legal opinion and we have made no investigation of the laws and regulations of any country or jurisdiction other than Hungary and we do not express or imply any opinion on such laws and regulations. We have assumed that there is nothing in the laws and regulations of any jurisdiction outside Hungary, which affects this legal opinion. Our opinion is to be construed in accordance with and is governed by the laws and regulations of the Republic of Hungary.
In giving this opinion we have, with your permission, assumed the following in relation to the Documents:
a)	the validity under the law of State of New York of the Documents which are expressed to be subject to that law;

b)	except in relation to those of the Republic, the genuineness of all signatures, stamps and seals, the completeness, conformity to the originals and up-to-date nature of all Documents supplied to us as originals or as certified or photostatic or faxed copies and the authenticity, completeness and up-to-date nature of the originals of such Documents;

c)	the due authorization, execution and delivery of the Underwriting Agreement, the Pricing Agreement and the Fiscal Agency Agreement by each of the parties thereto (other than the Republic) and that the performance thereof is within the capacity and powers of each of the parties thereto (other than the Republic);

d)	that the Documents were at their date, and remain, accurate;

e)	that all parties to the Underwriting Agreement, the Pricing Agreement and the Fiscal Agency Agreement (other than the Republic) are financial institutions licensed or qualified or otherwise entitled to execute any such Document and to perform their respective

Dr. Zsolt Szita Law Office
H-1015 Budapest, Donáti u. 38. A lh. II. 4.
Phone: +361 787-5489; Fax: +361 784-6782
e-mail: szitadr@t-online.hu
obligations and/or enforce their respective rights under any such Document pursuant to the laws and regulations of the relevant jurisdiction of incorporation;

f)	the absence of any other arrangements between any of the parties to the Underwriting Agreement, the Pricing Agreement and the Fiscal Agency Agreement which modify or supersede any of the terms of these Documents; and

g)	the Global Debt Securities and any definitive Debt Securities are authenticated and issued in the respective forms scheduled to the Fiscal Agency Agreement.
We have also assumed that there are no provisions of the laws and regulations of any jurisdiction outside the Republic of Hungary which would be contravened by the execution and delivery of the Document(s) or which would render the Document (or any part of the Document) or the performance of any of the provisions of the Document illegal or unenforceable.
We express no opinion as to matters of fact. We assume that there are no facts not disclosed to us, which would affect the conclusions in this opinion.
No opinion is expressed as to the exact interpretation, which would be placed upon any particular wording in the Documents by a Hungarian court.
Based upon the foregoing, and subject to the qualifications set out below, we are of the opinion and state respectively that so far as the present laws of Hungary are concerned:
(i)	the Debt Securities have been duly authorized in accordance with the laws of the Republic;

(ii)	all necessary action has been duly taken by or on behalf of the Republic to authorize the issuance and sale of the Debt Securities; the Debt Securities have been duly executed, issued and delivered in accordance with the laws of the Republic; the Debt Securities, when authenticated in accordance with the Fiscal Agency Agreement and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement and the Pricing Agreement, will constitute valid and legally binding obligations of the Republic enforceable in accordance with their terms and entitled to the benefits of the Fiscal Agency Agreement; the Debt Securities rank at least equally in right of payment with all other unsecured and unsubordinated obligations of the Republic, except for such obligations as may be preferred by mandatory provisions of applicable law; the Republic will give no preference to one obligation over another on the basis of priority of issue date, or currency of payment; and the full faith and credit of the Republic has been pledged for the due and punctual payment of the principal of and interest on the Debt Securities and for the performance of the obligations of the Republic with respect thereto;

(iii)	the obligations of the Republic under the Fiscal Agency Agreement, the Underwriting Agreement, the Pricing Agreement and the Designated Securities are and will be direct, general and unconditional obligations of the Republic and are, under the laws of the Republic, subject to civil substantive law and to the relevant procedural and/or legal requirements relating to enforcement and recognition of foreign judgments;

Dr. Zsolt Szita Law Office
H-1015 Budapest, Donáti u. 38. A lh. II. 4.
Phone: +361 787-5489; Fax: +361 784-6782
e-mail: szitadr@t-online.hu
(iv)	the Republic has the power and authority required for the execution and delivery of the Fiscal Agency Agreement, the Underwriting Agreement, the Pricing Agreement, the issuance of the Debt Securities and the performance by the Republic of its obligations thereunder; and none of the execution or delivery by the Republic of the Underwriting Agreement, the Fiscal Agency Agreement, the Pricing Agreement or the Debt Securities, the performance of its obligations thereunder or the fulfillment by the Republic of the terms thereof requires, under the laws of the Republic, any publication, waiver, consent, filing, registration, authorization or approval;

(v)	the Fiscal Agency Agreement has been duly authorized, executed and delivered by the Republic in accordance with the laws of the Republic and is a valid and binding agreement of the Republic;

(vi)	the Underwriting Agreement has been duly authorized, executed and delivered by the Republic in accordance with the laws of the Republic;

(vii)	the Pricing Agreement has been duly authorized, executed and delivered by the Republic in accordance with the laws of the Republic;

(viii)	subject to the qualifications of Section 17 of the Underwriting Agreement, the provisions of this Agreement, the Pricing Agreement and the Designated Securities wherein the Republic consents to the jurisdiction of certain courts in the United States and agrees not to assert the defense of immunity, on the grounds of sovereignty or otherwise, are valid and binding; final judgment against the Republic for the payment of money in any such suit, action or proceeding brought, in accordance with such provisions, in the Federal or state courts in New York, New York would be admissible in evidence against the Republic in the appropriate courts of the Republic to enforce such claim;

(ix)	subject to the qualifications of Section 17 of the Underwriting Agreement, under the laws of the Republic in effect as of the date of such opinion, the Republic would not be entitled to plead, or cause to be pleaded on its behalf, sovereign immunity from the jurisdiction of the courts of the Republic in respect of any action relating to the Debt Securities, the Underwriting Agreement, the Pricing Agreement or the Fiscal Agency Agreement;

(x)	none of the execution or delivery by the Republic of the Underwriting Agreement, the Fiscal Agency Agreement, the Pricing Agreement or the Debt Securities, the performance by the Republic of its obligations thereunder, or the fulfillment by the Republic of the respective terms thereof, will violate any provision of the laws of the Republic or, to the best knowledge of ourselves, violate any order, rule or regulations of any court, regulatory body, or administrative body or other governmental body of the Republic;

(xi)	none of the execution or delivery by the Republic of the Underwriting Agreement, the Fiscal Agency Agreement, the Pricing Agreement or the Designated Securities, the performance by the Republic of its obligations thereunder, or the fulfillment by the Republic of the respective terms thereof, will, to the best knowledge of ourselves, violate, or result in a breach of, the terms of, or cause a default under, any agreement or

Dr. Zsolt Szita Law Office
H-1015 Budapest, Donáti u. 38. A lh. II. 4.
Phone: +361 787-5489; Fax: +361 784-6782
e-mail: szitadr@t-online.hu
instrument evidencing or relating to any Public External Indebtedness, any credit agreement or utilization with the International Monetary Fund or any credit agreement or loan agreement with the European Union to which the Republic is a party or by which it is bound, and the Republic is not in default under the provisions of any such agreement or of any such instrument;

(xii)	there is no action, suit, or proceeding pending or, to the best knowledge of ourselves, threatened against or affecting the Republic, before any court or administrative agency in the Republic, challenging the validity or enforceability of the Underwriting Agreement, the Fiscal Agency Agreement, the Pricing Agreement or the Debt Securities or the transactions contemplated thereby, and, except as set forth in the Registration Statement, the Preliminary Prospectus Supplement, the Prospectus Supplement or the Base Prospectus, there is no legal or governmental action, suit or proceeding pending or, to the best knowledge of ourselves, threatened, to which the Republic is or may be subject that, if determined adverse to the Republic, would have a material adverse effect on the affairs and financial condition of the Republic;

(xiii)	The Registration Statement, the Preliminary Prospectus Supplement, the Prospectus Supplement and any other documents incorporated by reference in the Base Prospectus and their filing with the Commission have been duly authorized by and on behalf of the Republic, and the Registration Statement has been duly executed by and on behalf of the Republic and, to the best knowledge of ourselves, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose are pending before or threatened by the Commission;

(xiv)	Dr. Péter Oszkó, Minister of Finance, and other appropriate officials in the Republic have been apprised of the disclosure standards applicable to the offering under this Agreement and have reviewed the Preliminary Prospectus Supplement, the Prospectus Supplement or Base Prospectus. Based on such review, the results of which have been discussed with ourselves, although we have not made an independent investigation or verification of the correctness and completeness of the information included in the Preliminary Prospectus Supplement, the Prospectus Supplement or Base Prospectus, nothing has come to the attention of ourselves that would lead us to believe that (except as to the financials contained therein as to which we need not express any belief) (A) as of its effective date, the Registration Statement or any further amendment thereto made by the Republic prior to the applicable Time of Delivery contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (B) as of its date, the Preliminary Prospectus Supplement, the Prospectus Supplement or Base Prospectus as amended or supplemented and any other documents incorporated by reference in the Preliminary Prospectus Supplement, the Prospectus Supplement or Base Prospectus as amended or supplemented or any further amendment or supplement thereto made by the Republic prior to the applicable Time of Delivery contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; (C) as of the applicable Time of Delivery, either the Registration Statement or the Base Prospectus as amended or supplemented or any document incorporated by reference in the Preliminary Prospectus Supplement or Prospectus Supplement as amended or supplemented or any further amendment or

Dr. Zsolt Szita Law Office
H-1015 Budapest, Donáti u. 38. A lh. II. 4.
Phone: +361 787-5489; Fax: +361 784-6782
e-mail: szitadr@t-online.hu
supplement thereto made by the Republic prior to the applicable Time of Delivery contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; or (D) as of the Applicable Time, the Disclosure Package contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading (such statement need not express any opinion or belief as to the financial data contained in the Registration Statement or the Base Prospectus as amended or supplemented or any other documents incorporated by reference in the Preliminary Prospectus Supplement or Prospectus Supplement as amended or supplemented);

(xv)	the descriptions of the Debt Securities and the Fiscal Agency Agreement in the Registration Statement, as amended, and the Preliminary Prospectus Supplement, Prospectus Supplement or Base Prospectus fairly summarize the material provisions thereof, and the Debt Securities conform to the description thereof in the Preliminary Prospectus Supplement, Prospectus Supplement and Base Prospectus;

(xvi)	the information set forth in the Preliminary Prospectus, Final Prospectus and Base Prospectus under the captions “Taxation— Hungarian Taxation”, “Description of the Debt Securities—Governing Law” and “Enforcement of Judgments”, insofar as such statements relate to laws of the Republic and legal matters, documents or proceedings referred to therein, are accurate and fairly present the information called for with respect to such legal matters, documents and proceedings;

(xvii)	All authorizations, approvals and consents of any court, ministry, government department, branch of government or other regulatory body required for the Republic for the execution and delivery of the Underwriting Agreement and the Pricing Agreement with respect to the Debt Securities and the Fiscal Agency Agreement, and for the execution, issuance, sale and delivery of the Designated Securities thereunder and the performance of the terms of the Debt Securities, the Underwriting Agreement, the Pricing Agreement with respect to such Debt Securities and the Fiscal Agency Agreement have been obtained and are in full force and effect;

(xviii)	The choice of New York law in the Underwriting Agreement and the Pricing Agreement with respect to the Debt Securities, the Fiscal Agency Agreement and the Debt Securities is a valid choice of law under the laws of the Republic and, accordingly, would be recognized by the courts of the Republic if the Underwriting Agreement or such Pricing Agreement, the Fiscal Agency Agreement or any of the Debt Securities or any contractual claim made thereunder is brought before any such court upon proof of the relevant provisions of New York law and provided that such provisions are not contrary to the public policy of the Republic; the irrevocable submission of the Republic pursuant to Section 17 of the Underwriting Agreement, Section 10 of the Fiscal Agency Agreement and the terms and conditions of the Securities to the jurisdiction of any State or Federal court in The City of New York and the waiver by the Republic of any objection to the venue of a proceeding in any such court are legal, valid and binding; the waiver by the Republic pursuant to Section 17 Underwriting Agreement, Section 10 of the Fiscal Agency Agreement and the terms and conditions of the Debt Securities of any immunity to jurisdiction to which it may otherwise be

Dr. Zsolt Szita Law Office
H-1015 Budapest, Donáti u. 38. A lh. II. 4.
Phone: +361 787-5489; Fax: +361 784-6782
e-mail: szitadr@t-online.hu
entitled (including sovereign immunity) or to any right to which it may be entitled, is legal, valid and binding; service of process effected in the manner set forth in Section 17 of the Underwriting Agreement, Section 10 of the Fiscal Agency Agreement and the terms and conditions of the Debt Securities, assuming its validity under New York law, will be effective, insofar as Hungarian law is concerned, to confer valid personal jurisdiction over the Republic; any judgment obtained in a New York State or Federal court sitting in The City of New York arising out of or in relation to the obligations of the Republic under the Underwriting Agreement or the Pricing Agreement with respect to the Debt Securities would be recognized and enforced by the courts of the Republic, unless (i) such judgment is contrary to public policy in the Republic; (ii) the losing party or his authorized representative did not participate in the proceedings because it had no proper or timely notice of the proceedings; (iii) the proceedings in which the judgment was made seriously breached general principles of Hungarian procedural rules; (iv) proceedings between the same parties involving the same dispute were commenced in Hungary before they were commenced in the foreign court; or (v) Hungarian courts have already determined the matter (“res judicata”).

(xix)	Under the laws of the Republic in force and effect as at the Time of Delivery, other than as set forth in the Disclosure Package and the Prospectus Supplement, there is no tax, levy, deduction, charge or withholding imposed by the Republic or any political subdivision thereof either (A) on or by virtue of the execution, delivery or enforcement of the Designated Securities, the Underwriting Agreement, the Pricing Agreement with respect to the Debt Securities or the Fiscal Agency Agreement or (B) on any payment to be made by the Republic thereunder or under the Debt Securities; and

(xx)	The Underwriting Agreement, the Pricing Agreement with respect to the Debt Securities, the Fiscal Agency Agreement and the Debt Securities (following translation of the same into the Hungarian language) are in proper legal form under the laws of the Republic for the enforcement thereof against the Republic under the laws of the Republic.
Those of the above opinions and statements are subject to the following qualifications and reservations:
a)	Where any obligation of any person is to be performed in any jurisdiction outside the Republic of Hungary, such obligation may not be enforceable under Hungarian law to the extent that such performance would be illegal or contrary to public order or public policy or unenforceable under the laws of such jurisdiction and it should be noted that if a court of Hungary was required to make a determination involving interpreting the law of State of New York, this may result in significant procedural delays whilst appropriate guidance was sought;

b)	We are not aware of any principle of public order or public policy in the Republic of Hungary which would be contradicted by the Documents, nevertheless it should be noted that it is not possible to formalize an exact and definitive view of the exact scope of public order or public policy in any jurisdictions at any particular time;

c)	If any Party to the Underwriting Agreement, the Fiscal Agency Agreement, the Pricing Agreement or any holder of the Debt Securities is controlled by a person or is itself formed

Dr. Zsolt Szita Law Office
H-1015 Budapest, Donáti u. 38. A lh. II. 4.
Phone: +361 787-5489; Fax: +361 784-6782
e-mail: szitadr@t-online.hu
under the laws of a country which is subject of United Nations and/or European Union sanctions, as implemented, the obligations of the Republic towards such party may be unenforceable or void.

d)	It is possible that a judgment could only be enforced in the Republic of Hungary in Hungarian forints. In the event of any proceeding being brought in a court of the Republic of Hungary in respect of a payment obligation expressed to be payable in a currency other than Hungarian forints, a court of the Republic of Hungary may give judgment as an order to pay the Hungarian forints equivalent of such currency at the time of actual payment of the debtor;

e)	Under Hungarian law, provisions conferring a discretion on a party or whereby a party may determine a matter in its opinion, may be required that such discretion not to be abused, or to be qualified by good faith or reasonableness;

f)	In this opinion Hungarian law concepts are expressed in English terms and not in their original Hungarian terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising under this legal opinion will be governed by Hungarian law and be brought before a Hungarian court;

g)	It should be noted that any judgment obtained in proceedings in a foreign country shall be recognized and enforced by a Hungarian court, unless (i) such judgment is contrary to public policy in the Republic of Hungary; (ii) the losing party or his authorized representative did not participate in the proceedings because it had no proper or timely notice of the proceedings; (iii) the proceedings in which the judgment was made seriously breached general principles of Hungarian procedural rules; (iv) proceedings between the same parties involving the same dispute were commenced in Hungary before they were commenced in the foreign court; or (v) Hungarian courts have already determined the matter (“res judicata”). Taking into consideration that European Council Regulation (EC) No 44/2001 of 22 December 2000 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters is directly applicable in Hungary, a judgment given in a member state of the European Union shall not be recognized in the other member states (i.e. in Hungary) if, inter alia, (i) such recognition is manifestly contrary to public policy in the member state in which recognition is sought; (ii) it was given in default of appearance, if the defendant was not served with the document which instituted the proceedings or with an equivalent document in sufficient time and in such a way as to enable him to arrange for his defense, unless the defendant failed to commence proceedings to challenge the judgment when it was possible for him to do so; (iii) it is irreconcilable with a judgment given in a dispute between the same parties in the member state in which recognition is sought; (iv) it is irreconcilable with an earlier judgment given in another member state or in a third state involving the same cause of action and between the same parties, provided that the earlier judgment fulfils the conditions necessary for its recognition in the member state addressed;

h)	The obligations of the Republic under the Documents are subject to any limitation arising from laws of general application relating to or affecting the rights of creditors including,

Dr. Zsolt Szita Law Office
H-1015 Budapest, Donáti u. 38. A lh. II. 4.
Phone: +361 787-5489; Fax: +361 784-6782
e-mail: szitadr@t-online.hu
without limitation, any limitation under the Act No. LIII of 1994 on the Enforcement of Judicial Decisions, as amended, of the Republic of Hungary;
i)	Claims made by or against the Republic under the Documents may be or become subject to defenses of set-off or counter-claim;

j)	As used in this legal opinion, the term “enforceable” means that the Document is of a type and form enforced by Hungarian courts; it does not mean that each obligation of the parties contained in the Document or the Document will be enforced in accordance with their respective terms or in every circumstance or in foreign jurisdictions or by or against third parties or that any particular remedy will be available;

k)	The actual performance of any payment obligations of the Republic under the Underwriting Agreement, the Fiscal Agency Agreement, the Pricing Agreement or the Debt Securities is subject to prior internal authorizations and approvals, which are regular parts of the normal payment procedures of the Republic;

l)	Under Hungarian law claims may become barred under applicable statutes of limitation;

m)	Under Hungarian law, the effectiveness of terms exculpating a party from a liability or duty otherwise owed is limited in certain circumstances; and

n)	A Hungarian court may decline jurisdiction if concurrent proceedings are being brought elsewhere.
In rendering this opinion, we have relied without independent investigation on the opinion of Linklaters LLP, special United States counsel to the Republic rendered pursuant to paragraph (d) of Section 7 of the Underwriting Agreement as to matters of New York and United States Federal law, and our opinion shall be subject to any limitations and exceptions contained in the opinion so relied upon.
Yours faithfully,
dr. Zsolt Szita LL.M.
Attorney-at-law